UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 5)1

Fomento Económico Mexicano, S.A. de C.V. (“FEMSA”)

(Name of Issuer)

BD Units (“BD Units”) consisting each of one Series B Share, without par value (a “B Share”),

two Series D-B Shares, without par value (each a “D-B Share”), and two Series D-L Shares,

without par value (each a “D-L Share”); American Depositary Shares, each representing one BD

Unit (“BD Unit ADSs”); and B Units (“B Units”) each consisting of five B Shares.

(Title of Class of Securities)

3444191062

(CUSIP Number)

Carlos Eduardo Aldrete Ancira

General Anaya No. 601 Pte.

Colonia Bella Vista

Monterrey, NL 64410 Mexico

+52 81 8328 6180

Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

August 8 , 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13D to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g) check the following box.  ☐

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

[2]	CUSIP number is for the BD Unit ADSs only. No CUSIP number exists for the BD Units, B Units, B Shares, D-B Shares or D-L Shares, since such units and shares are not traded in the United States.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 344419106	13D	Page 2 of 45 Pages

1

NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Technical Committee under Irrevocable Trust No. 463 established at Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* 00

CUSIP No. 344419106	13D	Page 3 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,633,466 B Shares;

                3,266,932 D-B Shares;

                3,266,932 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                1,633,466 B Shares;

                3,266,932 D-B Shares;

                3,266,932 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,171,880,731 B Shares; 3,266,932 D-B Shares; and 3,266,932 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 70.46% of B Shares; 0.22% of D-B Shares; and 0.22% of D-L Shares
14	TYPE OF REPORTING PERSON* 00

CUSIP No. 344419106	13D	Page 4 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Eugenio Garza Lagüera
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                 4,969,918 B Shares;

                 8,882,636 D-B Shares;

                 8,882,636 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                 4,969,918 B Shares;

                 8,882,636 D-B Shares;

                 8,882,636 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,175,217,183 B Shares; 8,882,636 D-B Shares; and 8,882,636 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.57% of B Shares; 0.61% of D-B Shares; and 0.61% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 5 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Paulina Garza Lagüera Gonda
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 6 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Bárbara Garza Lagüera Gonda
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 7 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mariana Garza Lagüera Gonda
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 8 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Eva Gonda Rivera
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 9 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Eva Maria Garza Lagüea Gonda
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 10 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Consuelo Garza Lagüera de Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                23,133,925 B Shares;

                4,251,650 D-B Shares;

                4,251,650 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                23,133,925 B Shares;

                4,251,650 D-B Shares;

                4,251,650 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,193,381,190 B Shares; 4,251,650 D-B Shares; and 4,251,650 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 71.16% of B Shares; 0.29% of D-B Shares; and 0.29% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 11 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alfonso Garza Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                30,442 B Shares;

                48,084 D-B Shares;

                48,084 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                30,442 B Shares;

                48,084 D-B Shares;

                48,084 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,277,707 B Shares; 48,084 D-B Shares; and 48,084 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 12 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Patricio Garza Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                253,970 B Shares;

                495,140 D-B Shares;

                495,140 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                253,970 B Shares;

                495,140 D-B Shares;

                495,140 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,501,235 B Shares; 495,140 D-B Shares; and 495,140 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.42% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 13 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Juan Carlos Garza Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0-

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0-

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 14 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Eduardo Garza Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                530 B Shares;

                260 D-B Shares;

                260 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                530 B Shares;

                260 D-B Shares;

                260 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,795 B Shares; 260 D-B Shares; and 260 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 15 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Eugenio Garza Garza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 16 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alberto Bailleres Gonzalez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,854,852 B Shares;

                3,709,704 D-B Shares;

                3,709,704 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                1,854,852 B Shares;

                3,709,704 D-B Shares;

                3,709,704 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,102,117 B Shares; 3,709,704 D-B Shares; and 3,709,704 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.47% of B Shares; 0.25% of D-B Shares; and 0.25% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 17 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Maria Teresa Gual Aspe. de Bailleres
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 18 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Inversiones Bursátiles Industriales, S.A. de C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 344419106	13D	Page 19 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Corbal, S.A. de C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 344419106	13D	Page 20 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Magdalena Michel de David
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,302,836 B Shares;

                2,602,362 D-B Shares;

                2,602,362 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                1,302,836 B Shares;

                2,602,362 D-B Shares;

                2,602,362 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,171,550,101 B Shares; 2,602,362 D-B Shares; and 2,602,362 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.45% of B Shares; 0.18% of D-B Shares; and 0.18% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 21 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alepage, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                10,634 B Shares;

                7,318 D-B Shares;

                7,318 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                10,634 B Shares;

                7,318 D-B Shares;

                7,318 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,257,899 B Shares; 7,318 D-B Shares; and 7,318 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 344419106	13D	Page 22 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) BBVA Bancomer Servicios, S.A. as trustee under Trust No. F/29013-0
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0-B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* 00

CUSIP No. 344419106	13D	Page 23 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Max Michel Suberville
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                40,569,100 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                40,569,100 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,210,816,365 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 71.72% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 24 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Max David Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,185,225,280 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.89% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 25 of 45 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Juan David Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,185,225,280 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.89% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 26 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Monique David de VanLathem
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                14,978,015 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,185,225,280 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.89% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 27 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Renee Michel de Guichard
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                34,313,435 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                34,313,435 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,204,560,700 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 71.52% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 28 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Magdalena Guichard Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,371,715 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.48% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 29 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Rene Guichard Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,166,540 B Shares;

                84,180 D-B Shares;

                84,180 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,166,540 B Shares;

                84,180 D-B Shares;

                84,180 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,413,805 B Shares; 84,180 D-B Shares; and 84,180 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.48% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 30 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Miguel Guichard Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,184,450 B Shares;

                120,000 D-B Shares;

                120,000 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,184,450 B Shares;

                120,000 D-B Shares;

                120,000 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,431,715 B Shares; 120,000 D-B Shares; and 120,000 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.48% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 31 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Graciano Guichard Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,371,715 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.48% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 32 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Juan Guichard Michel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,124,450 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,371,715 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.48% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 344419106	13D	Page 33 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Franca Servicios, S.A. de C.V. (formerly known as Inversiones Franca, S.A. de C.V.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,401,034 B Shares;

                4,802,068 D-B Shares;

                4,802,068 D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                2,401,034 B Shares;

                4,802,068 D-B Shares;

                4,802,068 D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,172,648,299 B Shares; 4,802,068 D-B Shares; and 4,802,068 D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.49% of B Shares; 0.33% of D-B Shares; and 0.33% of D-L Shares
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 344419106	13D	Page 34 of 45 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

  8    SHARED VOTING POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

  9    SOLE DISPOSITIVE POWER

                -0- B Shares;

                -0- D-B Shares;

                -0- D-L Shares

10    SHARED DISPOSITIVE POWER

                2,170,247,265 B Shares;

                -0- D-B Shares;

                -0- D-L Shares

                (See Schedule I)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,170,247,265 B Shares; -0- D-B Shares; and -0- D-L Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 70.41% of B Shares; 0% of D-B Shares; and 0% of D-L Shares
14	TYPE OF REPORTING PERSON* OO

Item 1. Security and Issuer

a.	Title of Class of Securities:

BD Units consisting each of one B Share, two D-B Shares and two D-L Shares; American Depositary Shares, each representing ten BD Units; and B Units each consisting of five B Shares.

b.	Name of Issuer:

Fomento Económico Mexicano, S.A. de C.V.

c.	Address of Issuer’s Principal Executive Offices:

Av. General Anaya 601 pte., Col. Bella Vista, Monterrey, N.L., C.P. 64410, México.

Item 2. Identity and Background

(a)	Name of Persons Filing (the “Reporting Persons”):

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7, Eugenio Garza Lagüera, Paulina Garza Lagüera Gonda, Bárbara Garza Lagüera Gonda, Mariana Garza Lagüera Gonda, Eva Gonda Rivera, Eva Maria Garza Lagüera Gonda, Consuelo Garza Lagüera de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres Gonzalez, Maria Teresa Gual Aspe. de Bailleres, Inversiones Bursátiles Industriales, S.A. de C.V., Corbal, S.A. de C.V., Magdalena Michel de David, Alepage, S.A., BBVA Bancomer Servicios, S.A. F/29013-0, Max Michel Suberville, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Franca Servicios, S.A. de C.V., BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0 (together all of them, the “Trust Participants”) and Technical Committee under Irrevocable Trust No. 463 established at Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee.

(b)	Address or Principal Office or, if none, Residence:

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Eugenio Garza Lagüera: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Paulina Garza Lagüera Gonda: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Bárbara Garza Lagüera Gonda: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Mariana Garza Lagüera Gonda: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Eva Gonda Rivera: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

35

Eva Maria Garza Lagüera Gonda: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Consuelo Garza Lagüera de Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Alfonso Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Patricio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Juan Carlos Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Eduardo Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Eugenio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Alberto Bailleres Gonzalez: Paseo de la Reforma #144, 6° Piso, Mexico, D.F., Mexico.

Maria Teresa Gual Aspe. de Bailleres: Paseo de la Reforma #144, 6° Piso, Mexico, D.F., Mexico.

Inversiones Bursátiles Industriales, S.A. de C.V.: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Corbal, S.A. de C.V.: Paseo de la Reforma #144, 6° Piso, Mexico, D.F., Mexico.

Magdalena Michel de David: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Alepage, S.A.: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29013-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Max Michel Suberville: Córdova No. 16, Col. Roma, Mexico, D.F. 06700, Mexico.

Max David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Juan David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Monique David de VanLathem: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Renee Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

36

Magdalena Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Rene Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Miguel Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Graciano Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Juan Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico.

Franca Servicios, S.A., de C.V. (formerly known as Inversiones Franca, S.A. de C.V.): Padre Mier #336 Oriente, Monterrey, N.L., Mexico.

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza García, N.L., Mexico.

Technical Committee under Irrevocable Trust No. 463 established at Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee: Av. General Anaya 601 Pte, Col. Bella Vista, Monterrey, N.L. 64410, Mexico.

(c)

With respect to any Reporting Person that is a natural person, the present principal occupation or employment and the name, principal business and address of any organization in which such employment is conducted. With respect to any other Reporting Person, the place of its organization, its principal business and the address of its principal office:

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7 is a trust controlled by Max Michel Suberville whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, México, D.F., Mexico.

Eugenio Garza Lagüera is principally employed as Honorary Life Chairman of the Board of Directors at Fomento Económico Mexicano, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L., México.

Paulina Garza Lagüera Gonda is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza García, N.L., Mexico.

Bárbara Garza Lagüera is principally employed as Vice-President at Fundación BBVA Bancomer, the address of which is Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico.

Mariana Garza Lagüera Gonda is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza García, N.L., Mexico.

37

Eva Gonda Rivera is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza García, N.L., Mexico.

Eva Garza Lagüera Gonda is principally employed as Founder and President at Alternativas Pacíficas, A.C., the address of which is Zaragoza 555 Norte, Colonia Centro, Monterrey, N.L. Mexico 64000.

Consuelo Garza Lagüera de Garza is principally employed as President of the National Board at Asociación Nacional Pro-Superación Personal, A.C. (a non-profit organization), the address of which is Orinoco 102 Pte. Colonia Del Valle, Garza García, N.L.

Alfonso Garza Garza is principally employed as Chief Executive Officer at Femsa Empaques, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L. Mexico.

Patricio Garza Garza is principally employed as Executive Officer at Impulsora Vertex, S.A. de C.V., the address of which is Ave. Lázaro Cárdenas 2475, Colonia Residencial San Agustín, San Pedro Garza García, N.L.

Juan Carlos Garza Garza is principally employed as Chief Executive Officer at Acor, S.A. de C.V., the address of which is Ave. Gómez Morín 350, Suite 408, Colonia Valle del Campestre, San Pedro Garza García, N.L., Mexico.

Eduardo Garza Garza is principally employed as an employee at Bara, S.A. de C.V., the address of which is Edison 1235 Norte, Colonia Talleres, Monterrey, N.L., Mexico.

Eugenio Garza Garza is principally employed as Executive Officer at Desarrollo Tecnológico de Máquinas, S.A. de C.V., the address of which is Lerdo de Tejada No. 106, Colonia El Lechugal, Santa Catarina, N.L., México.

Alberto Bailleres Gonzalez is principally employed as Chairman of the Board of Directors at Industrias Peñoles, S.A. de C.V., the address of which is Moliere 222, Col. Polanco. México, D.F.

Maria Teresa Gual Aspe. de Bailleres is principally employed as a private investor. The principal address of her place of employment is Molier No. 222, Colonia Polanco, Delegación Miguel Hidalgo, México.

Inversiones Bursátiles Industriales, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of Mexico controlled by Eugenio Garza Lagüera that engages in holding shares of several companies and other assets and has its principal business at Ave. San Jerónimo No. 800 Pte. Monterrey, N.L., Mexico.

Corbal, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of Mexico controlled by Alberto Bailleres that engages in holding shares of several companies and has its principal business at Av. Paseo de la Reforma No. 144, Fifth Floor, Col. Juárez, México, D.F., 06600.

Magdalena Michel de David is principally employed as private investor. The principal address of her place of employment is address of which is Montañas Rocallosas 615 Pte. Col. Lomas de Chapultepec, México, D.F. 11000.

38

Alepage, S.A. is a corporation whose principal business is holding shares of companies controlled by Consuelo Garza de Garza and whose principal address is Privada Tamazunchale #220, Col. del Valle, San Pedro Garza García, N.L., Mexico.

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29013-0 is a trust controlled by Jose Calderon Ayala whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, México, D.F., Mexico.

Max Michel Suberville is principally employed as Honorary Chairman of the Board at El Puerto de Liverpool. The princpal place of his employment is Vasco de Quiroga 3800, Third Floor, Santa Fe, México, D.F. 05109.

Max David Michel is principally employed as Chairman of the Board at El Puerto de Liverpool, the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, México, D.F. 05109.

Juan David Michel is principally employed as Chief Promotion Officer at Invex Casa de Bolsa, S.A. de C.V., the address of which is Paseo de la Reforma 10, 21st Floor, México D.F. 06030.

Monique David de VanLathem is principally employed as private investor. The principal place of her employment is Sierra Vertiente 674, Col. Lomas de Chapultepec, México, D.F. 11000.

Renee Michel de Guichard is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de México 53569.

Magdalena Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de México 53569.

Rene Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de México 53569.

Miguel Guichard Michel is principally employed as Vice-Chairman of the Board of Directors at El Puerto de Liverpool, S.A. de C.V., the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, México, D.F. 05109.

Graciano Guichard Michel is principally employed as Chief Executive Officer at Lambertex, S.A. de C.V., the address of which is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de México 53569.

Juan Guichard Michel is principally employed as Chairman and Chief Executive Officer at Invex Grupo Financiero, S.A. de C.V., the address of which is Paseo de la Reforma 10, 21st Floor, Mexico, D.F. 06030.

Franca Servicios, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of Mexico controlled by Jose Calderon Ayala that engages in holding shares of several companies and has its principal business at Padre Mier Ote. 336 Altos, Col. Centro, Monterrey, N.L., Mexico.

39

BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0 is a trust controlled by Alberto Bailleres together with Susana and Celia Bailleres and an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, México, D.F., Mexico.

Technical Committee under Irrevocable Trust No. F/29487-6 established at Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee is formed by certain Trust Participants.

(d)	Criminal Proceedings:

None.

(e)	Civil Proceedings:

None.

(f)	Citizenship:

All the Reporting Persons are citizens of Mexico.

Item 3.	Source and amount of Funds or other consideration

Not applicable.

Item 4.	Purpose of Transaction

The Reporting Persons are Trust Participants that have entered into a voting trust, the primary purpose of which is to permit deposited shares to be voted as a block in accordance with the instructions of the Technical Committee. As of August 10, 2005, the aggregate number of shares deposited in the voting trust amounted to 2,170,247,265 B Shares (collectively, the “Trust Shares”), representing 70.41% of the B Shares outstanding. The Trust Participants have been separated into seven groups disclosed in an exhibit to the voting trust agreement (“Trust Groups”), and the Technical Committee is comprised of one member appointed by each of these Trust Groups (a “Trust Group Representative”). Each Trust Group Representative’s vote on the Technical Committee represents the number of total Trust Shares owned by the members of the Trust Group that appointed such member. Most matters are decided by a simple majority of the Trust Shares represented by the Trust Group Representatives although certain matters require the vote by the Technical Committee of at least 75% of the Trust Shares.

In addition to the Trust Shares, the Trust Participants also own the stock described under Items 5(b)(i) and 5(b)(ii).

FEMSA’s capital stock consists of B Shares with full voting rights and of D-B and D-L Shares with limited voting rights. Prior to May 11, 2008, the shares of FEMSA are not separable and may be transferred only in the following forms: (i) B Units, consisting of five B Shares; and (ii) BD Units, consisting of one B Share, two D-B Shares and two D-L Shares. On May 11, 2008, each D-B Share will automatically convert into one B Share with full voting rights, and each D-L Share will automatically convert into one L Share with limited voting rights. At that time, the BD Units and the B Units will cease to exist and the underlying B Shares and L Shares will be separated.

Each B Share entitles its holder to one vote at any of FEMSA’s ordinary or extraordinary general shareholders meetings. Holders of B Shares are entitled to elect at least 11 members of FEMSA’s Board of Directors, which shall constitute the majority of such

40

Board at all times. Holders of D-B and D-L Shares are entitled to elect five members of FEMSA’s Board of Directors and, upon conversion of the D-L Shares to L Shares or upon issuance of L Shares, the holders of L Shares will be entitled to elect two members of the Board of Directors. None of FEMSA’s shares has cumulative voting rights, which are not customary for Mexican companies.

Under FEMSA’s bylaws, the holders of D-B Shares, D-L Shares and L Shares are entitled to vote only on the following limited matters: (1) the transformation from one form of corporate organization to another, other than from a company with variable capital stock to a company without variable capital stock or vice versa, (2) any merger in which FEMSA is not the surviving entity or with other entities whose principal corporate purposes are different from those of FEMSA or its subsidiaries, (3) change of nationality, (4) dissolution and liquidation and (5) the cancellation of the registration of the D Shares or L Shares in the Mexican Stock Exchange or in any other foreign stock market where listed, except in the case of the conversion of these shares as provided for in FEMSA’s bylaws.

Consequently, because of its ownership of a majority of the B Shares, the voting trust may be deemed to control FEMSA. The voting trust has the power to elect a majority of the members of the Board of Directors of FEMSA and to play a significant or controlling role in the outcome of substantially all matters with respect to FEMSA to be decided by its shareholders.

Except as set forth in this filing, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time, the Reporting Persons may evaluate the possibility of acquiring additional shares, disposing of shares, or entering into corporate transactions involving FEMSA (including, but not limited to, joint ventures and/or other commercial arrangements with FEMSA). The Reporting Persons reserve the right to formulate plans or proposals regarding FEMSA or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by such Reporting Persons.

Item 5.	Interest in Securities of the Issuer
a.	Amount beneficially owned:

See responses to Item 9 and 11 on pages 2 through 34.

b.	Power to Vote or Dispose:

Number of shares as to which such person has:

i.	Sole power to vote or to direct the vote:

See responses to Item 7 on pages 2 through 34.

ii.	Sole power to dispose or to direct the disposition:

See responses to Item 8 on pages 2 through 34.

iii.	Shared power to vote or direct the vote:

See responses to Item 9 on pages 2 through 34.

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iv.	Shared power to dispose or direct the disposition:

See responses to Item 10 on pages 2 through 34.

c.	Transactions During Past Sixty Days:

On August 8, 2005, Bancomer, S.A. lnsitución de Banca Múltiple, Grupo Financiero, Dirreción Fiduciaria, the original trustee to the voting trust, entered into a Substitution of Trustee Agreement with Banco Invex, S.A., lnstituciôn de Banca Múltiple, Invex Grupo Fianciero (the “Substitute Trustee”), who, as a result, was substituted as trustee to the voting trust. Also, on August 8, 2005, the Trust Participants entered into an agreement with the Substitute Trustee to amend certain provisions of the voting trust in order to simplify the voting mechanics of the Technical Committee.

d.	Right to Receive Dividends and Proceeds.

None.

e.	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The Trust Participants are parties to the voting trust (Irrevocable Trust No. 463 established at Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee). The Trust Participants agreed in April 1998 to deposit a majority of their shares of FEMSA (the “Trust Shares”) into a voting trust of which the current voting trust is a successor. The primary purpose of the voting trust is to permit the Trust Shares to be voted as a block, in accordance with the instructions of the Technical Committee. The Trust Participants are separated into seven Trust Groups, and each Trust Group appoints one Trust Group Representative to represent that Trust Group in the Technical Committee. Each Trust Group Representative’s vote on the Technical Committee represents the number of total Trust Shares owned by the members of the Trust Group that appointed such Trust Group Representative. Most matters are decided by a simple majority of the Trust Shares represented by the Trust Group Representatives although certain matters require the vote by the Technical Committee of at least 75% of the Trust Shares. As a consequence of the Technical Committee’s internal procedures, the Trust Participants, as a whole, are deemed to have the beneficial ownership with sole voting power of all the shares deposited in the voting trust and the Trust Participants are deemed to have beneficial ownership with shared voting power over those same deposited shares.

The Trust Participants agreed to certain transfer restrictions with respect to the Trust Shares. The trust is irrevocable, for a term that will conclude on May 31, 2013 (subject to additional five-year renewal terms), during which time, Trust Shares may be transferred by Trust Participants to spouses and immediate family members and, subject to certain conditions, to companies that are 100% owned by Trust Participants (“Permitted Transferees”), provided in all cases that the transferee agrees to be bound by the terms of the voting trust. In the event that a Trust Participant wishes to sell part of its Trust Shares to someone other than a Permitted Transferee, the other Trust Participants have the right of first refusal to purchase the Trust Shares that such Trust Participant wishes to sell. If none of the Trust Participants elects to acquire the Trust Shares from the selling Trust Participant, the Technical Committee will have the right to nominate (subject to the approval of Technical Committee members representing 75% of the Trust Shares, excluding Trust Shares that are the subject of the sale) a purchaser for such Trust Shares. In the event that none of the Trust Participants or a nominated purchaser elects to acquire such Trust Shares, the selling Trust Participant will have the right to sell such Trust Shares to a third party on the same terms and conditions that were offered to the Trust Participants. Acquirors of Trust Shares will only be permitted to become parties to

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the voting trust upon the affirmative vote by the Technical Commitee of at least 75% of the Trust Shares, which must include Trust Shares represented by at least three Trust Group Representatives. In the event that a Trust Participant holding a majority of the Trust Shares elects to sell its Trust Shares, the other Trust Participants have “tag along” rights that will enable them to sell their Trust Shares to the acquiror of the selling Trust Participant’s Trust Shares.

Other than as disclosed herein and in Item 4 of this Statement, there are no other contracts, arrangements, understandings or relationships among the Reporting Persons and between such persons and any person with respect to the B Shares, D-B Shares or D-L Shares.

Item 7.	Material to be Filed as Exhibits

Exhibit Number	Description

1	Joint Filing Agreement dated August 10, 2005**
2	Joint Filing Agreement dated November 14, 2003*
3	First Amendment to the Trust Agreement (Original Spanish Version)**
4	First Amendment to the Trust Agreement (English Translation)**

*      Incorporated by reference to Amendment No. 2 to the Schedule 13D filed on March 26, 2004 (File No. 005-54705).

**	Filed herewith.

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Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

Technical Committee under Irrevocable Trust No. 463 established at Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee, on its own behalf and on behalf of the Trust Participants (as defined in Item 2(a) on page 35 hereof)

By	/s/ Carlos Eduardo Aldrete Ancira

Name: Carlos Eduardo Aldrete Ancira

Title: Attorney-in-fact

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Schedule I

Disclaimer of Certain Pecuniary Interests

The Technical Committee (as defined in Item 2 (a) on page 35 hereof) hereby disclaims having any pecuniary interests derived from the beneficial ownership of any shares representing FEMSA’s Capital Stock (as described in responses to Items 5 and 8 on pages 2 through 34 hereof).

The Trust Participants (as defined in Item 2 (a) on page 35 hereof) hereby disclaim having any pecuniary interests derived from the beneficial ownership of any shares (with shared voting power and with shared dispositive power) representing FEMSA’s Capital Stock (as described in responses to Items 6 and 8 on pages 3 through 34 hereof), other than, pecuniary interests derived by each Trust Beneficiary from shares that such Trust Beneficiary contributed to Banco Invex, S.A. Institución de Banca Múltiple, Invex Grupo Financiero, Trust No. 463, which as of August 10, 2005 amount to the following:

	FEMSA’s Capital Stock
	B Shares	D-B Shares	D-L
Shares
BBVA Bancomer Servicios, S.A. F/250708-7	860,745,635	0	0
Eugenio Garza Lagüera	608,015,580	0	0
Paulina Garza Lagüera Gonda	115,730,255	0	0
Bárbara Garza Lagüera Gonda	115,730,255	0	0
Mariana Garza Lagüera Gonda	115,730,255	0	0
Eva Gonda de Rivera	115,730,255	0	0
Eva Maria Garza Lagüera Gonda	115,730,255	0	0
Consuelo Garza Lagüera de Garza	116,644,980	0	0
Alfonso Garza Garza	82,950	0	0
Patricio Garza Garza	82,950	0	0
Juan Carlos Garza Garza	82,950	0	0
Eduardo Garza Garza	82,950	0	0
Alberto Bailleres Gonzalez	104,604,130	0	0
Maria Teresa Gual Aspe. de Bailleres	364,010	0	0
Inversiones Bursátiles Industriales, S.A. de C.V.	106,380	0	0
Corbal, S.A. de C.V.	3,840,350	0	0
Magdalena Michel de David	9,557,110	0	0
Alepage, S.A.	80,030	0	0
BBVA Bancomer Servicios, S.A., F/29013-0	78,396,650	0	0
Max Michel Suberville	18,701,950	0	0
Max David Michel	13,803,690	0	0
Juan David Michel	13,803,690	0	0
Monique David de VanLathem	13,803,690	0	0
Renee Michel de Guichard	5,260,495	0	0
Magdalena Guichard Michel	8,406,500	0	0
Rene Guichard Michel	8,406,500	0	0
Miguel Guichard Michel	8,406,500	0	0
Graciano Guichard Michel	8,056,500	0	0
Juan Guichard Michel	8,381,500	0	0
Franca Servicios, S.A. de C.V.	314,003,245	0	0
BBVA Bancomer Servicios, S.A. F/29490-0	162,536,775	0	0
Eugenio Garza Garza	9,300	0	0

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